Exhibit 8.1

September 19, 2005

Flarion Technologies, Inc.
135 Route 202 / 206 South
Bedminster, NJ 07921

     Re: Agreement and Plan of Reorganization dated as of July 25, 2005 by and among QUALCOMM Incorporated, Fluorite Acquisition Corporation, Quartz Acquisition Corporation, Flarion Technologies, Inc., and QF REP, LLC, as Stockholders’ Agent
Ladies and Gentlemen:
     We have acted as counsel to Flarion Technologies, Inc., a Delaware corporation (“Target”), in connection with the proposed merger (“Merger I”) of Fluorite Acquisition Corp., a Delaware corporation (“Merger Sub I”) and wholly-owned subsidiary of QUALCOMM Incorporated, a Delaware corporation (“Acquiror”), with and into Target, and following Merger I, the merger of Target with and into Quartz Acquisition Corp., a Delaware corporation (“Merger Sub II”) and wholly-owned subsidiary of Acquiror (“Merger II”) (together with Merger I, the “Mergers”), pursuant to an Agreement and Plan of Reorganization by and among Acquiror, Merger Sub I, Merger Sub II, Target, and QF REP, LLC, as Stockholders’ Agent, dated as of July 25, 2005 (the “Merger Agreement”). This opinion is being delivered in connection with the Acquiror’s Prospectus/Information Statement on Form S-4 relating to the proposed Mergers pursuant to the Merger Agreement (the “Prospectus/Information Statement”) to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.
     In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Prospectus/Information Statement, (iii) representations by Acquiror, Merger Sub I and Merger Sub II and by Target in their respective letters provided to us, each dated the date thereof (the “Representation Letters”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.
     In addition, we have assumed, with your consent, that:
1. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;

2. Merger II will be effected immediately following Merger I as part of a single integrated plan and the Mergers will be effected in accordance with the laws of the State of Delaware;
3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;
4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and
5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Prospectus/Information Statement.
              Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Prospectus/Information Statement, the statements under the caption “Material United States Federal Income Tax Consequences of the Mergers,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.
     In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.
1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
2. No opinion is expressed as to any transaction other than the Mergers as described in the Merger Agreement, or to any transaction whatsoever, including the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

     This opinion is rendered only to you, and is solely for your use in connection with the Acquiror’s filing of the Prospectus/Information Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Prospectus/Information Statement and to the reference to our firm name therein under the captions “THE MERGER — Background of the Merger”, “Material United States Federal Income Tax Consequences of the Mergers” and “LEGAL MATTERS.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Latham & Watkins LLP

LATHAM & WATKINS LLP